EXHIBIT 10.27

INDEMNITY AGREEMENT

        This Indemnity Agreement (the “Agreement”) is made as of July 29, 2005, among Erik Dysthe (“Dysthe”), Erik Dysthe Holdings, Inc., a British Columbia corporation (“Dysthe Holdings” and together with Dysthe, the “Indemnifying Parties”), and MDSI Mobile Data Solutions Inc., a corporation incorporated under the federal laws of Canada (“MDSI” or the “Indemnified Party”).

        WHEREAS, MDSI intends to enter into an arrangement providing for the acquisition of all of the outstanding common shares of MDSI pursuant to that certain Arrangement Agreement among MDSI, Fortezza Holdings S.A.R.L. (“Parent”) and Beech Investment Corp. (“Subco”), dated the date hereof (the “Arrangement Agreement”);

        WHEREAS, a condition to the closing of the transactions contemplated by the Arrangement Agreement is the execution of, and the performance of the agreements and undertakings contemplated by, a Support Agreement among the Indemnifying Parties, MDSI, Parent and Subco; and

        WHEREAS, the Indemnifying Parties will receive a financial benefit from the closing of the transactions contemplated by the Arrangement Agreement and have agreed to enter into this Agreement in order to induce MDSI to enter into the Arrangement Agreement;

        NOW THEREFORE, in order to induce MDSI to enter into, and in consideration of its entering into, the Arrangement Agreement, and in consideration of the promises and the agreements contained herein, the parties hereto agree as follows:

1.	Indemnity. The Indemnifying Parties will, jointly and severally, indemnify in full MDSI and each of its officers, directors, stockholders, employees and agents, from and against any loss, damage, claim, expense or fee, including court costs and attorneys’ fees and expenses, including any termination or other fee or payment required to be paid by MDSI to any party under the terms of the Arrangement Agreement, arising out of or relating to, any breach by the Indemnifying Parties of any obligation, covenant, agreement or provision of the Support Agreement.

2.	Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

3.	Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

4.	Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

5.	Notice. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt to the parties at the addresses set forth below (or at such other address for a party as shall be specified by like notice). The date of receipt of any such notice or other communication if delivered personally shall be deemed to be the date of delivery thereof, or if sent by facsimile transmission, the date of such transmission if sent during normal business hours on a Business Day, failing which it shall be deemed to have been received on the next Business Day.

If to the Indemnifying Parties, to:

Erik Dysthe and Erik Dysthe Holdings, Inc. 10271 Shellbridge Way Richmond BC Canada V6X 2W8 Telecopy: (604) 207 6062 Attention: Erik Dysthe

If to MDSI, to:

MDSI Mobile Data Solutions Inc. 10271 Shellbridge Way Richmond BC Canada V6X 2W8 Telecopy: (604) 207 6062 Attention: Erik Dysthe

6.	Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

7.	Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Province of British Columbia without regard to any applicable conflicts of law.

8.	Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in a court of the Province of British Columbia (without posting of bond or other security). This being in addition to any other remedy to which they are entitled at law or in equity.

9.	Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Arrangement be completed as originally contemplated to the fullest extent possible.

10.	Waiver of Jury Trial. Each party to this Agreement hereby waives, to the extent permitted by applicable law, trial by jury in any litigation in any court with respect to, in connection with, or arising out of this Agreement or any ancillary agreement or the validity, protection, interpretation, collection or enforcement thereof.

        IN WITNESS WHEREOF, the Indemnifying Parties and MDSI have signed, or caused this Agreement to be signed, all as of the date first written above.

MDSI MOBILE DATA SOLUTIONS INC.

By:

/s/ Glenn Kumoi
Name:
Title:

ERIK DYSTHE HOLDINGS CO.

By:

/s/ Erik Dysthe
Name: Erik Dysthe
Title: President

/s/ Erik Dysthe
Erik Dysthe